Exhibit 10.29

Variation to Terms of Employment with Crawford & Company Adjusters (U.K.) Limited

As agreed, the following terms replace clauses 8.1.3 respectively. All other terms and conditions remain as per the Service agreement signed on 18 January 2002.

Clause 8.1.3

8	OTHER BENEFITS

8.1	The executive is entitled to membership of the following schemes (each referred to below as an “insurance scheme”):

8.1.3	a life assurance scheme under which a lump sum benefit shall be payable on the Executive’s death while the Agreement continues; the benefit of which shall be paid to such dependents of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the executive in any expression of his wishes delivered to the trustees before his death. The benefit is equal to 4 times the Executive’s basic annual salary at his death which is subject to satisfactory insurance terms being available. Crawford & Company reserve the right to amend terms of the insurance scheme at any time.

I understand and agree to the above variations to the terms and conditions of my employment (see service agreement dated 18 January 2002) with Crawford & Company and have signed below to that effect:

Signed	/s/ I. V. Muress
Name	I. V. Muress
Date	1/12/06

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